 Execution Copy

INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 10th day of November, 2010 by and among Sun Capital Advisers LLC, a Delaware limited liability company (the "Investment Adviser"), Sun Capital Advisers Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, SC BlackRock Large Cap Index Fund (the “Fund”), and BlackRock Investment Management, LLC, a Delaware limited liability company (the “Subadviser").

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Amended and Restated Investment Advisory Agreement dated November 10, 2010 between the Investment Adviser and the Trust, on behalf of the Fund, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

1.           Investment Advisory and Management Services.  The Investment Adviser hereby appoints the Subadviser to serve as subadviser to the Fund and the Subadviser hereby accepts such appointment.  Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Fund with investment advice and investment management services concerning the investments of the Fund.  The Subadviser will determine what securities shall be purchased, held or sold by the Fund and what portion of the Fund's assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the Trust’s Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Fund (including, without limitation, the requirements of Subchapters L and M of the Internal Revenue Code of 1986, as amended) (the "Code"), as each of the same shall be from time to time in effect or set forth in the Fund’s Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser.

To carry out such determinations the Subadviser will exercise full discretion, subject to the preceding paragraph, and act for the Fund in the same manner and with the same force and effect as the Trust might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.  Notwithstanding the foregoing, the Subadviser shall be subject to and comply with, written instructions from the Investment Adviser given in reasonable circumstances, including, without limitation, any termination of this Agreement.

The Subadviser will also make its officers and employees available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees as reasonably requested on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions.  From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Subadviser's expense, reports on portfolio transactions and reports on issues of securities held by the Fund, all in such detail as the Trust or the Investment Adviser may reasonably request.

The Subadviser will keep the Trust’s officers and the Investment Adviser informed of developments materially affecting the Fund’s holdings, and will, on its own initiative, furnish the Trust’s officers and the Investment Adviser from time to time with such information.  Upon request of the Investment Adviser, the Subadviser will provide reasonable assistance to the Investment Adviser, the Trust’s valuation committee and the Fund’s pricing agent in their determinations of the fair value of such portfolio securities in accordance with the Trust’s valuation procedures; provided, however, that the parties acknowledge that the Subadviser is not the fund accounting agent for the Fund and is not responsible and shall have no liability for pricing determinations or calculations, and any information provided pursuant to this paragraph by Subadviser will be provided for information purposes only.

The Subadviser will manage the Fund in accordance with the provisions of this Agreement and agrees to correct promptly any failure on its part and to take any action that the Investment Adviser may reasonably request in connection with any breach of this Agreement.  In addition, the Subadviser will provide a quarterly certification, in the form provided by the Investment Adviser from time to time, that the Subadviser has managed the Fund in accordance with the terms of this Agreement.  The Subadviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board.  The Subadviser shall also provide the officers of the Fund with supporting certifications in connection with such certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act.

The Subadviser will cooperate with and provide reasonable assistance to the Investment Adviser, the Fund’s custodian and all other agents and representatives of the Trust that reasonably request the assistance of the Subadviser and provide prompt responses to reasonable requests made by such persons and maintain any appropriate interaction with each to promote the exchange of information.  In addition, the Subadviser shall keep the Investment Adviser, the Fund’s custodian and all other agents and representatives of the Trust (but only to the extent the Subadviser has knowledge of such agents and representatives) informed as to such matters as the Subadviser reasonably deems necessary for them to perform their obligations to the Trust, on behalf of the Fund.  This paragraph shall in no way be read to expand those obligations of the Subadviser set forth in the second sentence of the fourth paragraph of this Section 1.

Unless and until otherwise directed in writing by the Investment Adviser or the Trust’s officers or Board, the Subadviser will be responsible for voting all proxies, including taking action with respect to corporate action elections for proxies and corporate actions communicated by the Fund or its agents to the Subadviser, with respect to the securities held by the Fund.

The Subadviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Fund, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving Fund assets, and the Investment Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder.  Nevertheless, the Subadviser agrees that it shall provide the Investment Adviser with any and all documentation or information relating to the Litigation as may reasonably be requested by the Investment Adviser.

The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act.  The Subadviser shall permit the Investment Adviser, the Fund's officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice.

If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Fund, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.  The Subadviser's services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others. The Investment Adviser acknowledges that the Subadviser and its affiliates and the Subadviser’s other clients may at any time, have, acquire, increase, decrease or dispose of positions in the same investments which are not at the same time being held, acquired for or disposed of under this Agreement for the Fund.  The Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because the Subadviser, its directors, members, affiliates or employees invest in such a position for its or their accounts or for the account of another client.

The Subadviser is prohibited from consulting with any other subadviser to any other series of the Trust concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

To the extent permitted by law, the Subadviser may from time to time employ or associate itself with such person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve the Subadviser from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser separate from the Subadviser so as to require a new written contract pursuant to the 1940 Act.  The Subadviser shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates.  The compensation of any such person will be paid by the Subadviser, and no obligation will be incurred by, or on behalf of, the Investment Adviser, the Trust or the Fund with respect to them.

2.           Expenses.  The Subadviser will bear its own costs of providing services hereunder.  The Subadviser will not be responsible for expenses of the Investment Adviser or the Fund, including, but not limited to, the following: the Fund's legal, auditing and accounting expenses; expenses of maintenance of the Fund's books and records other than those required to be maintained by the Subadviser, including computation of the Fund's daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Fund; fees of the Fund’s custodian, transfer agent, registrar or other agents; expenses of preparing the Fund's share certificates; expenses relating to the redemption or repurchase of the Fund’s shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund investors (except that the Subadviser will be responsible for costs associated with supplements to such documents and all regulatory filing requirements necessitated by a change of control of the Subadviser or any change in the portfolio manager or managers assigned by the Subadviser to manage the Fund); cost of Fund stationery; costs of Trustee, shareholder and other meetings of the Trust or Fund (except that the Subadviser will be responsible for costs associated with any shareholder meeting, or any information statement prepared and distributed in lieu of a shareholder meeting, necessitated by a change of control of the Subadviser); traveling expenses of officers, trustees and employees of the Trust or Fund; fees of the Trust's trustees and salaries of any officers or employees of the Trust or Fund; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Fund and their officers and trustees.

3.           Compensation of Subadviser.  As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, computed daily and paid quarterly in arrears, which varies in accordance with the net asset value of the Fund.  The annual subadvisory fee is expressed as a percent of the average daily net assets of the Fund as follows:

ASSET LEVEL                                                                                   FEE RATE
$0 to $200 million                                                                                     0.04%
Over $200 million to $400 million                                                                           0.03%
Over $400 million                                                                                     0.02%

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter.  The Subadviser's fee shall be payable solely by the Investment Adviser, and without regard to any reduction in fees paid by the Fund to the Investment Adviser under its management contract as a result of any voluntary fee reduction assumed by the Investment Adviser.  Such fee shall be payable to the Subadviser for each quarter within thirty days after the end of each such quarter.  The Fund shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Fund shall be computed in the manner specified in the Fund’s Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares.  On any day that the net asset value determination is suspended as specified in the Fund’s Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

If at the end of each one year period starting December 1, 2010 (each a “Minimum Annual Fee Period”), the total subadvisory fees paid and payable under the fee schedule provided above in this Section 3 for such Minimum Annual Fee Period are less than the Minimum Annual Fee set forth below for the relevant Minimum Annual Fee Period, the difference between the amount of subadvisory fees paid and payable under such schedule and the Minimum Annual Fee shall be due and payable to the Subadviser no later than 45 days after the end of such Minimum Annual Fee Period.

Minimum Annual Fee Period	Minimum Annual Fee
Year 1	$0
Year 2 and each subsequent year	$100,000

For any Minimum Annual Fee Period during which this Agreement is in effect with respect to a Fund for less than a full year, the Minimum Annual Fee shall be prorated by multiplying the Minimum Annual Fee by a fraction, the numerator of which is the number of days the Agreement was in effect during the Minimum Annual Fee Period and the denominator of which is 365.  The Minimum Annual Fee shall be payable solely by the Investment Adviser.  The Funds shall have no responsibility for such fee.

4.           Obligations of the Investment Adviser.

a.           The Investment Adviser shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b.           The Investment Adviser has furnished the Subadviser a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective.  The Investment Adviser agrees to furnish the Subadviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

5.           Brokerage Transactions.  Subject to the provisions of this Section 5 and absent instructions from the Investment Adviser or the Trust, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of the Fund with such brokers, dealers or futures commission merchants as it may select.  In the selection of such brokers, dealers or futures commission merchants, and the placing of such orders, the Subadviser is directed at all times to seek for the Fund the most favorable execution and net price available.  In selecting brokers or dealers and placing trades with them, the Subadviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker or dealer involved; and the quality of service rendered by the broker or dealer in other transactions.  The Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s over-all responsibilities with respect to the Fund and to other clients of the Subadviser as to which the Subadviser exercises investment discretion.  It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients.

The authority granted to the Subadviser hereunder shall include, but not be limited to, the power to enter into and execute swap, futures, options and other agreements, including related collateral agreements, with counterparties, and to open and close accounts in connection therewith, on the Fund’s behalf as the Subadviser deems appropriate from time to time in order to carry out the Subadviser's responsibilities hereunder.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.  The Subadviser will report on such allocations at the request of the Investment Adviser, the Fund or the Trust's Board of Trustees, providing such information as the number of aggregated trades to which the Fund was a party, the broker(s) to whom such trades were directed, the basis of the allocation for the aggregated trades, and such other information as is reasonably requested. The Investment Adviser hereby acknowledges that such aggregation orders may not result in more favorable pricing or lower brokerage commissions to the Fund in all instances.

In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Fund, except as permitted by applicable law and with the express written consent of the Trust and the Investment Adviser.

The Subadviser will on a prompt basis advise the Fund’s custodian and, upon request, the Investment Adviser, of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required.

6. Standard of Care and Liability of Subadviser.  The Subadviser will not be liable for any loss sustained in connection with rendering services hereunder, including without limitation, by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, the Fund or its shareholders by reason of:  (a) the Subadviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s prospectus or Statement of Additional Information or any written guidelines or instruction provided in writing by the Trust’s Board of Trustees or the Investment Adviser, (b) the Subadviser’s causing the Fund to fail to satisfy the diversification requirements of § 817(h) of Subchapter L of the Code, or the diversification or source of income requirements of Subchapter M of the Code, or (c) the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Subadviser will indemnify and hold harmless the Investment Adviser, its affiliated persons and the Fund (collectively, the "Indemnified Persons") to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable attorneys fees incurred by any Indemnified Person to the extent resulting, in whole or in part, from any of the Subadviser’s acts or omissions specified in (a), (b) or (c) above, any breach of any duty or warranty hereunder of the Subadviser or any inaccuracy of any representation of the Subadviser made hereunder, provided, however, that nothing herein contained will provide indemnity to any Indemnified Person for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

The Investment Adviser shall indemnify and hold harmless the Subadviser to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable attorneys fees incurred by the Subadviser to the extent resulting, in whole or in part, from (x) the Investment Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement and (y) any breach of any duty or warranty hereunder of the Investment Adviser or any inaccuracy of any representation of the Investment Adviser made hereunder, provided, however, that nothing herein contained will provide indemnity to the Subadviser for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

7.           Term and Termination.  This Agreement shall remain in force until November 14, 2012 and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund.  The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, upon 60 days' written notice to the Subadviser, be terminated at any time without the payment of any penalty, (a) by the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by the Investment Adviser.  This Agreement may, upon 120 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Subadviser.  This Agreement shall automatically terminate in the event of its assignment.

8.           Interpretation of Terms; Captions.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of "interested person," "affiliated person," "assignment," "control" and "vote of a majority of the outstanding voting securities"), shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

9.           Registration Statement Information Concerning Subadviser.  The Subadviser has reviewed the Registration Statement of the Trust, relating to the Fund as filed with the Securities and Exchange Commission and represents and warrants that with respect to disclosure about the Subadviser or information relating directly or indirectly to the Subadviser, such Registration Statement contains on the effective date thereof, and shall contain on an ongoing basis thereafter, no untrue statement of any material fact and does not and shall not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.  The Subadviser agrees to review the Fund’s Prospectus and Statement of Additional Information on at least an annual basis in connection with the Trust’s annual update to its Registration Statement on Form N-1A to ensure that the description of the Fund’s investment policies and strategies followed by the Subadviser as described therein is consistent with the policies and strategies the Subadviser uses or intends to use.

10.           Other Representations and Agreements.

(i)           Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii)           Each of the Subadviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(iii)           The Subadviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv)           The Subadviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust.  The Subadviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Fund or otherwise, by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(v)           The Subadviser agrees to maintain for the term of this Agreement (and provide evidence thereof to the Fund or the Investment Adviser upon reasonable request) a blanket fidelity bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to the Investment Adviser and the Board.

(vi)           The Subadviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with respect to all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described in this Agreement and to the conduct of its business as a registered investment adviser.

(vii)           The Subadviser agrees to notify promptly the Investment Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to: (a) the occurrence of any event that could disqualify the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material change to the Subadviser’s business activities that could have a material impact on the performance of its duties under this Agreement; (c) any event that would constitute a change of control of the Subadviser; (d) any change in the portfolio manager or portfolio management team; (e) the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) material to the Subadviser’s services to the Fund; and (f) any material violation of the Subadviser’s code of ethics related to the Subadviser’s services to the Fund.

(viii)           Each of the parties to this Agreement agrees to cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

(ix)           Each of the Subadviser and Investment Adviser hereby represents and warrants to the other that it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Fund, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect.

(x)            The Investment Adviser represents and warrants that it has received a copy of the Subadviser’s Advanced Disclosure Statement (“Form ADV”) at least 48 hours prior to the execution of this Agreement and has delivered a copy of the same to the Trust, as required by applicable law.

11.           Confidentiality of Portfolio Holdings Information.  The Subadviser may release portfolio holdings information with respect to the Fund only:  (i) with such prior written consent as specified in the Trust’s portfolio holdings disclosure policy; provided, however, that the Subadviser may, without such prior written consent, disclose portfolio holdings information to the Fund’s Investment Adviser, the Board, officers, custodian, fund accounting agent, principal underwriter, auditors and counsel (collectively, the “Fund’s Service Providers”) solely in connection with the performance of its advisory duties for the Fund, or if required or requested by any regulatory authority with jurisdiction, judicial or administrative process or otherwise by applicable law or regulation; and (ii) if the release of the portfolio holdings information is in conformity with the disclosure set forth in the Fund’s currently effective Registration Statement.

The Trust, the Fund and the Investment Adviser will keep confidential records or confidential information respecting the Subadviser obtained pursuant to this Agreement.  The Trust, the Fund and Investment Adviser will not disclose such confidential records or confidential information unless the Subadviser has authorized such disclosure, or unless such disclosure is required by applicable federal or state law or regulations or by a court or regulatory or self-regulatory authority having the requisite authority.

12. Use of BlackRock Name.   The parties agree that the name “BlackRock ” is the name of the Subadviser and its affiliates, and any derivative thereof or logo or trademark or service mark or trade name associated with the name “BlackRock” are the valuable property of the Subadviser and its affiliates, and that the Investment Adviser, the Trust and the Fund have the right to use such name (or derivative or logo) with respect to the Fund, in offering materials or promotional or sales-related materials of the Fund, only with the Subadviser’s prior written approval, such approval not to be unreasonably withheld, and for so long as the Subadviser is Subadviser of the Fund.  Notwithstanding the foregoing, the Subadviser’s approval is not required when (i) previously approved materials are re-issued with non-material modifications, (ii) the Investment Adviser and Subadviser identify materials which they jointly determine do not require the Subadviser’s approval and (iii) such name (or derivative or logo) is used in the Fund’s Registration Statement, shareholder reports, or other documents filed with the Securities and Exchange Commission.  Upon termination of this Agreement, the Fund and the Investment Adviser shall forthwith cease to use such name (or derivative or logo) with respect to the Fund, except as required by law or regulation, and except for references, in the Fund’s Registration Statement, shareholder reports or other documents filed with the Securities and Exchange Commission, or in the Fund’s marketing material, to the Subadviser having served as the Fund’s subadviser for the term of this Agreement.

During the term of this Agreement, the Subadviser shall not use the Investment Adviser’s name, or the Fund’s or the Trust’s name, respectively, without the prior written approval of the Investment Adviser or the Trust.  Upon termination of this Agreement, the Subadviser shall forthwith cease to use such names.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

14.           Entire Agreement; Amendments.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

15.           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.           Independent Contractor.   In the performance of the Subadviser's duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Investment Adviser.

17.           Notices.  Any notice under this Agreement shall be delivered or mailed to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Fund:

Sun Capital Advisers Trust
One Sun Life Executive Park
Wellesley, MA  02481
Attn:   President

If to the Investment Adviser:

Sun Capital Advisers LLC
One Sun Life Executive Park
Wellesley, MA  02481
Attn:  General Counsel

If to the Subadviser:

BlackRock Investment Management, LLC
800 Scudders Mill Road
New York, NY 10022
Attn:    Mike Saliba

BlackRock Investment Management, LLC
40 East 52nd Street
Plainsboro, NJ 08536
Attn:           Robert Connolly, General Counsel

If delivered, such notices shall be deemed given upon receipt by the other party or parties.  If mailed, such notices shall be deemed given seven (7) days after being mailed.

18.           Limitation of Liability.  It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder.  All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

 Execution Copy

19.           Execution in Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.           Use of Futures.  Pursuant to an exemption from the Commodity Futures Trading Commission (the "Commission") in connection with accounts of qualified eligible persons, this Agreement is not required to be, and has not been, filed with the Commission.  The Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure.  Consequently, the Commission has not reviewed or approved this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SUN CAPITAL ADVISERS TRUST

By:           /s/ Lena Metelitsa
Lena Metelitsa
Its:           Treasurer & Chief Financial Officer

SUN CAPITAL ADVISERS LLC

By:           /s/ John T. Donnelly
John T. Donnelly
Its:           President

By:           /s/ Lena Metelitsa
Lena Metelitsa
Its:           Managing Director & Chief Financial Officer

BLACKROCK INVESTMENT MANAGEMENT, LLC

By: /s/ Francis M. Porcelli
Francis M. Porcelli
Its:           Managing Director